LIMITED POWER OF ATTORNEY

        DANIEL RIVEST, hereby authorizes and appoints Raymond C. Hedger, Jr. and Samantha J. Prince, or either of them, Hedger & Hedger, Hershey, Pennsylvania, as his attorney-in-fact for him and on his behalf to file such Forms 3, Forms 4 and Forms 5, and amendments thereto, with the United States Securities and Exchange Commission and National Securities Exchanges as may be required under the Securities Exchange Act of 1934, Regulations thereunder and the Rules of said Exchanges.

        IN WITNESS WHEREOF, DANIEL RIVEST, has executed this instrument the 26 day of November, 2008.

s/ Daniel Rivest
Daniel Rivest